Exhibit 99.1

Contact: Stephen Gibson Tel: 703/647-8700 E-mail: sgibson@allbrittontv.com	FOR IMMEDIATE RELEASE April 16, 2010

ALLBRITTON COMMUNICATIONS COMPANY

ANNOUNCES PRELIMINARY FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2010

Arlington, VA, April 16, 2010 – Allbritton Communications Company (“ACC”) announced today certain preliminary results for the quarter ended March 31, 2010.

We expect to report the following:

•	Net revenues to increase by 14% to approximately $45 million as compared to $39.6 million of net revenues from continuing operations for the same quarter in 2009.

•	Local and national advertising revenue, which excludes political advertising revenue, to increase by 15% to approximately $37 million, as compared to $32.8 million for the same quarter in 2009.

•	The automotive category, which represents approximately 17% of our revenue for the quarter ended March 31, 2010, to increase by 54% as compared to the same quarter in 2009.

•	Subscriber fees to increase by approximately 20% over $3.9 million for the quarter ended March 31, 2009.

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During the three months ended March 31, 2010, we made net repayments under our senior credit facility of $16.5 million, resulting in a reduction of our outstanding balance under the facility from $28.5 million at December 31, 2009 to $12.0 million at March 31, 2010. We expect to report consolidated cash and cash equivalents as of March 31, 2010 of approximately $3.5 million.

The preliminary data included in this report has been prepared by and is the responsibility of ACC’s management. The results discussed above may change based on the completion of the quarterly closing and review procedures by our management and completion of review procedures by our independent registered public accounting firm, PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

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ACC plans to report its second fiscal quarter results on its Quarterly Report on Form 10-Q, which will be filed with the U.S. Securities and Exchange Commission no later than May 17, 2010.

ACC owns and operates, itself or through affiliates, the ABC network television stations in Washington, DC (WJLA), Harrisburg, PA (WHTM), Roanoke-Lynchburg, VA (WSET), Birmingham-Tuscaloosa-Anniston, AL (WCFT/WJSU), Little Rock, AR (KATV), and Tulsa, OK (KTUL). In addition, ACC operates the 24-hour local cable news channel in Washington, DC, NewsChannel 8.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein are forward-looking statements. The forward-looking statements contained in this press release, concerning, among other things, net revenues and other revenue results we expect to report for the quarter ended March 31, 2010, involve uncertainty and risk. Actual results may differ from expectations due to a variety of risks and other factors such as those described in ACC’s Annual Report on Form 10-K for the year ended September 30, 2009, as updated by subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of ACC’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. ACC does not intend to update any particular forward-looking statements contained in this press release.

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